Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 1st day of December, 2012 among FREEDOMROADS, LLC, a Minnesota limited liability company (the “Company”), and ROGER NUTTALL, an Illinois resident (“Employee”).

RECITALS

WHEREAS, Employee and FR entered into that certain Employment Agreement (the “Prior Agreement”) dated as of January 1, 2010;

WHEREAS, simultaneously with the execution of this Agreement the Prior Agreement is being terminated; and

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by Company pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Employment. The Company agrees to employ Employee as the Company’s President and Chief Financial Officer or such other position as may be determined by the Company on the terms and conditions set forth in this Agreement and Employee accepts such employment and agrees to perform the services and duties for the Company as herein provided for the period and upon the other terms and conditions set forth in this Agreement. Employee shall be subject to the direction of the Company’s Chairman, Vice Chairman, Chief Executive Officer and Board of Directors.

2.                                      Term. Subject to termination of Employee’s employment pursuant to Section 7 below, the initial term of Employee’s employment hereunder shall be for a period of five (5) years commencing as of the date of this Agreement and, upon the expiration of the initial term hereof, shall be automatically renewed for successive three (3) year periods unless either party desires to cancel this Agreement after the initial term or renewal periods, then it shall give the other party written notice of its intent to cancel at least 90 days prior to the expiration of the initial term or any renewal period thereof. The term of Employee’s employment under this Agreement shall be defined as the “Term.”

Position and Duties.

3.01                        Title. During the Term, Employee agrees to serve as the Company’s President and Chief Financial Officer or such other position as may be determined by the Company and undertake such additional duties as provided in Section 3.02 below.

3.02                        Duties. During the term of this Agreement, Employee agrees to serve the Company, and the Company agrees to employ the Employee as President and Chief Financial Officer or such other position as may be determined by the Company, and Employee will faithfully and to the best of his ability discharge his duties and will devote his full time during business hours for the Company and to the business and affairs of the Company. Employee hereby confirms that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person. In addition, Employee understands that the Company’s Chairman, Vice Chairman or Board of Directors may, from time to time, direct that Employee assist and provide other services to the Company or one or more other entities (the “Affiliates”) directly or indirectly owned or controlled by Stephen Adams, whose trust is the indirect controlling shareholder of the Company on the date hereof, or their successors, heirs, beneficiaries or assigns (“Adams”). Employee recognizes that he will be required to travel to perform certain of his duties.

Notwithstanding the foregoing, Employee shall be permitted to participate in, and be involved with, such community, educational, charitable, professional, and religious organizations so long as such participation does not, in the judgment of the Company’s Board of Governors, significantly interfere with the performance of Employee’s duties hereunder.

4.                                      Compensation.

4.01                        Base Salary. During the term of this Agreement, the Company shall pay to Employee a base annual salary of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) (“Base Salary”), which salary shall be paid in accordance with the Company’s normal payroll procedures and policies.

4.02                        Incentive Compensation. During the term of this Agreement and subject to the continued employment of Employee by the Company through the date on which payment of the Incentive Compensation (as defined below) is due, the Company shall pay to Employee Incentive Compensation equal to seven tenths of one percent (.7%) (the “Applicable Percentage”) of the combined EBITDA (as defined below) of the Company and Good Sam Enterprises, LLC (“Good Sam”), an affiliate of Company, for each calendar year or portion thereof during the Term of this Agreement (“Incentive Compensation”). As used herein, “EBITDA” shall mean (i) the combined net income of the Company and Good Sam derived from the ongoing business operations of each such entity for such period plus, to the extent deducted in the determination of net income, interest (other than interest for floor plan financing), federal and state income taxes (or any provision for such taxes), depreciation and amortization and (ii) to the extent not otherwise reflected in net income for purposes of determining EBITDA, gains on the sale of real property by FR or Good Sam or any of their respective subsidiaries, including, without limitation, deferred gains on sale leaseback transactions. Net income shall be determined on the accrual method of accounting and in accordance with generally accepted accounting principles consistently applied, provided that (i) extraordinary items of revenue or expense, as determined by the chief financial officer (including revenue or expense from non-operating investments, revenue or expense from the sale or purchase of assets not in the ordinary course of business or revenue or expense not derived from normal business operations), shall not be reflected in net income, and (ii) amounts paid or received in settlement of (or payment of judgments in respect of) litigation which did not arise in the ordinary course of the business operations of such entity or entities or any of their respective subsidiaries, shall not be reflected in net income. The Incentive Compensation will be paid in monthly draws based on the Company’s estimated combined EBITDA for the applicable calendar year, subject to adjustment up or down from time to time by the Company based on actual results compared to estimates and anticipated underpayments or overpayments of monthly draws. Monthly payments of Incentive Compensation shall be subject to “true up” following the completion of the audited financial statements of the Company and Good Sam. In the event of any underpayment, the Company shall pay such underpayment within thirty (30) days following the completion of such audited financial statements. In the event of any overpayment, the amount of such overpayment(s) shall be deducted from Employee’s Incentive Compensation for the next succeeding monthly Incentive Compensation payment(s) until such overpayment has been absorbed by such deductions. In the event any overpayments have not been fully recovered upon the expiration or termination of the Term of this Agreement, the amount of such un-recovered overpayment(s) shall be deducted from any amounts payable by the Company pursuant to Section 7.05 of this Agreement or, if no amounts are payable by Company pursuant to Section 7.05, the amount of such un-recovered overpayments shall be paid by Employee to the Company within thirty (30) days following the Company’s written request therefore.

4.03                        Benefits. Employee may participate in all employee benefit plans or programs (including vacation time) of Company consistent with such plans and programs of the Company; provided, however, that Company shall provide, and pay the premiums for, disability insurance coverage in an amount to which the Employee and the Company may mutually agree. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

4.04                        Expenses; Contributions. Company agrees to reimburse all reasonable business expenses incurred by Employee, including but not limited to personal credit card(s), gasoline and portable phone expenses, consistent with the Company’s policies regarding reimbursement in the performance of Employee’s duties under this Agreement.

4.05                        Vacation and Sick leave. The Employee shall be entitled to four (4) weeks of vacation during each year of employment. Such vacation shall be taken at such times as the Chairman, Vice Chairman or Chief Executive Officer of the Company shall agree. Any unused vacation for any year shall not accumulate or carry over to the subsequent year and shall be lost if not used by Employee during the respective years during the term of this Agreement. The Employee shall be entitled to sick leave and holidays in accordance with the policy of the Company as to its employees.

4.06                        Indemnification and Additional Insurance. The Company shall indemnify Employee with respect to matters relating to Employee’s services as an officer of the Company, or any of its affiliates, occurring during the course and scope of Employee’s employment with the Company to the extent and pursuant to the provisions in the Illinois law. The foregoing indemnity is contractual and will survive any adverse amendment to or repeal of this Agreement. The Company will also cover Employee under a policy of officers’ and directors’ liability insurance providing coverage that is comparable to that provided now or hereafter to other senior executives of the Company. The provisions of this Section will survive the termination of this Agreement for any reason; provided that the provisions of the immediately preceding sentence shall survive the termination of Employee’s employment with the Company for three years after such termination.

4.07                        Vehicle. During the Term, Employee shall receive a Company owned vehicle selected by the Company after consultation with Employee suitable for Employee’s position for his business and personal use, as mutually agreed by Employee. The Company shall pay the property taxes, insurance and any license fees or tags for such vehicles and, if possible, provide a dealer plate for the vehicle.

4.08                        Continuing Education. The Company shall reimburse Employee for continuing professional education required to maintain Employee’s license as a Certified Public Accountant and any time incurred in such continuing professional shall not be considered vacation time.

5.                                      Confidential Information. During the Term and at all times thereafter, Employee shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company or any other entity owned or controlled, whether directly or indirectly, by Adams which Employee has acquired or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of the Affiliates, any customer or supplier lists of the Company or any of the Affiliates, any confidential or secret development or research work of the Company or any of the Affiliates, or any other confidential information or secret aspect of the business of the Company or any of the Affiliates. Employee acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company or any of the Affiliates and represents a substantial investment of time and expense by the Company or any of the Affiliates, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company and any of the Affiliates would be wrongful and would cause irreparable harm to the Company and any of the Affiliates. However, the foregoing shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company or any of the Affiliates, other than as a direct or indirect result of the breach of this Agreement by Employee.

6.                                      Non-competition and Non-solicitation Covenants and Adversarial Restrictions.

6.01                        Non-competition. Employee agrees that, during the Term and for two years after the termination of Employee’s employment for any reason, other than by virtue of a breach by Company under Section 7.01(f) below, Employee shall not, directly or indirectly, engage in the sale, repair or service of recreational vehicles or parts and accessories for recreational vehicles or in the sale of any ancillary products that are sold in connection with the sale of recreational vehicles, including but not limited to credit life insurance, roadside assistance programs and extended service warranties, in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association, or otherwise) in the geographic area set forth in Section 6.02. In the event that, after the termination of Employee’s employment with the Company for any reason, the Company fails to pay Employee any amount payable to Employee under this Agreement and such failure continues for ten (10) business days after written notice by Employee to the Company, Employee shall be released and relieved from the provisions of this Section 6.01; provided that, in the event of a dispute as to whether any amount is payable, the provisions of this Section 6.01 shall continue to apply if the Company pays such disputed amounts into the escrow with the court, arbitrator or mediator having jurisdiction over such dispute and such amounts shall be disbursed in accordance with the provisions of the judgment, award, decision or settlement.

6.02                        Geographic Extent of Covenant. The obligations of Employee under Section 6.01 shall apply to the continental United States. Notwithstanding the foregoing, if Employee is terminated pursuant to Section 7.01 (e) or (f) the obligations of Employee under Section 6.01 shall apply to any site located within one hundred (100) miles of any location where the Company or any of the Affiliates sells, repairs or services recreational vehicles or parts and accessories for recreational during the Term or, if applicable, the Non-Compete Period.

6.03                        Indirect Competition. Employee further agrees that, during the Term and the Non-Compete Period, he will not, directly or indirectly, assist or encourage any other person in carrying out, direct or indirectly, any activity that would be prohibited by the above provisions of this Section 6 if such activity were carried out by Employee, either directly or indirectly; and in particular Employee agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

6.04                        Non-solicitation. Employee further agrees that, during the Term and for a period of one year after the termination of his employment, he will not, directly or indirectly, assist or encourage any other person in seeking to employ or hire any employee, consultant, advisor or agent of the Company or any other entity owned or controlled by Adams or encouraging any such employee, consultant, advisor or agent to discontinue employment with the Company or any other entity owned or controlled by Adams.

6.05                        Adversarial Restrictions. During the Term and at any time thereafter, Employee shall not voluntarily aid, assist, or cooperate with any actual or potential claimants or plaintiffs or their attorneys or agents in any claims or lawsuits proposed to be asserted, pending or commenced on the date hereof or in the future against the Company or any of the Affiliates; provided, however, that nothing in this Section 6.05 will be construed to prevent Employee from testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena in any litigation or proceeding involving the Company or any other entity owned or controlled by Adams.

7.                                      Termination.

7.01                        Grounds for Termination. Employee’s employment with the Company shall terminate under any of the circumstances set forth below.

a.                                      If Employee shall die or become disabled (as defined in Section 7.03 below);

b.                                      By mutual agreement of the Company and Employee;

c.                                       By Employee for any reason upon notice to the Company;

d.                                      By the Company for cause (as defined in Section 7.02 below);

e.                                       By the Company without cause; provided that in such event and in exchange for a full release of claims from the Employee, the Company will pay Employee the amounts provided under Section 7.05 below;

f.                                        By Employee in the event of a material default of this Agreement by the Company, which default remains uncured for ten (10) days following written notice thereof.

Notwithstanding any termination of this Agreement and Employee’s employment by the Company, Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment including without limitation the provisions of Sections 5, 6 and 8 hereof.

7.02                        For Cause Defined. Termination of Employee’s employment by the Company for any of the following reasons shall be deemed termination for cause:

a.                                      Employee shall have breached this Agreement in any material respect (other than as provided in clause (e) below), which breach in the case of this clause is not cured by, or is not capable of being cured, within ten (10) days after written notice of such breach is delivered to Employee; or

b.                                      Employee has engaged in misconduct (including violation of the Company’s policies) that is materially injurious to the Company as reasonably determined by the Company’s Board of Governors; or

c.                                       Employee has been convicted of (i) any felony or (ii) any misdemeanor involving a crime of moral turpitude, theft or fraud; or

d.                                      Employee uses illegal substances; or

e.                                       Employee knowingly falsifies or causes to be falsified, in any material respect, the financial records and financial statements of the Company.

7.03                        “Disability” Defined. The Company may determine that Employee is disabled if Employee qualifies for, and receives, long-term disability income payments under the disability insurance provided in accordance with Section 4.03 of this Agreement. If no such disability insurance is in place, the Company may determine that Employee is disabled if he shall fail, because of illness or incapacity, to render services of the character contemplated by this Agreement for a period of three (3) consecutive months.

7.04                        Surrender of Records and Property. Upon termination of his employment with the Company for any reason, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control. Further, Employee shall promptly return to the Company the vehicle described in Section 4.07.

7.05                        Payments Upon Termination. If this Agreement is terminated for any reason set forth in this Section 7, then Employee shall be entitled to receive (a) his base salary through the date of the termination, (b) any accrued and unused vacation or paid time off time through the date of the termination, and (c) reimbursement of any business expenses incurred in the ordinary course of business through the date of termination that have not yet been reimbursed pursuant to Section 4.04. If Employee’s employment is terminated pursuant to Section 7.01(a) then Employee, or Employee’s heirs and assigns, as the case may be, shall be entitled to receive (a) any Incentive Compensation pursuant to Section 4.02 for the preceding calendar year to the extent not yet paid when due and (b) Incentive Compensation for the calendar year in which Employee’s employment is terminated which for purposes hereof shall be equal to the combined EBITDA of the Company and Good Sam for the twelve month period ending on the last day of the calendar month immediately preceding the date of termination times the Applicable Percentage, multiplied by a fraction, (i) the numerator of which shall be the number of days Employee was employed during the then such current calendar year and (ii) the denominator of which shall be three hundred sixty-five (365) (for avoidance of doubt, the amount of draws paid by Company to Employee for Incentive Compensation during such calendar year as contemplated by Section 4.02, shall be credited against such amount), which payment shall be made within 120 days following the end of such calendar year in which the Employee’s employment was so terminated. If Employee’s employment is terminated pursuant to Section 7.01(e) or (f) and provided that Employee shall have executed and delivered to the Company a full release of claims in a form prepared by and acceptable to the Company and any period for rescission of such release shall have expired without Employee having rescinding such release, then Employee shall be entitled to receive: (a) any Incentive Compensation pursuant to Section 4.02 for the preceding calendar year to the extent not yet paid when such amount would have been payable pursuant to Section 4.02 if his employment had not terminated; (b) Incentive Compensation for the calendar year in which Employee’s employment is terminated which for purposes hereof shall be equal to the combined EBITDA of the Company and Good Sam for the twelve month period ending on the last day of the calendar month immediately preceding the date of termination times the Applicable Percentage, multiplied by a fraction, (i) the numerator of which shall be the number of days Employee was employed during the then such current calendar year and (ii) the denominator of which shall be three hundred sixty-five (365) (for avoidance of doubt, the amount of draws paid by Company to Employee for Incentive Compensation during such calendar year as contemplated by Section 4.02, shall be credited against such amount), which payment shall be made within 90 days following such termination of employee’s employment; and (c) the Severance Amount (as defined below), which Severance Amount shall be paid over a one (1) year period at the same times and in the same manner as base annual salary had been paid to Employee prior to the termination of his employment hereunder.. As used herein, the “Severance

Amount” shall be equal to the sum of (a) Base Salary for one year and (b) Incentive Compensation for one year, which for purposes hereof shall be equal to the combined EBITDA of the Company and Good Sam for the twelve month period ending on the last day of the calendar month immediately preceding the date of termination, multiplied by the Applicable Percentage.

8.                                      Miscellaneous.

8.01                        Governing Law; Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Illinois.

8.02                        Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreement, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

8.03                        Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

8.04                        Amendments. No amendments or modifications of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

8.05                        No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by an estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8.06                        Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceability be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

8.07                        Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 8.

8.08                        Injunctive Relief. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 5 and 6. Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

8.09                        Attorneys’ Fees and Costs. The Company and Employee agree that in the event any litigation arises out of this Agreement between Company and Employee, the prevailing party in such litigation shall be entitled to recover its attorney’s fees and costs brought relating to such litigation.

8.10                        No Mitigation Obligation. All amounts paid to Employee under this Agreement following Employee’s termination of employment and this Agreement are acknowledged by the Company and Employee to be reasonable and to be liquidated damages, and Employee will not be required to reduce the amount of such payments by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever (including from other employment) create any mitigation, offset, reduction or any other obligation on the part of Employee under this Agreement.

8.11                        Notices. Any notice, payment, demand or communication required or permitted to be given by the provisions of this Agreement shall be deemed to have been effectively given and received on the date personally delivered to the respective party to whom it is directed, or five (5) days after the date when deposited by registered or certified mail, with postage and charges prepaid and addressed to such party at its address below its signature. Any party may change its address by delivering a written change of address to all of the other parties in the manner set forth in this Section 8.11.

8.12                        Administration. In the event Employee shall disagree with the amount of EBITDA, as determined by the chief financial officer of the Company (written notice of which shall be given by the Employee within thirty (30) days of the receipt of such determination by the chief financial officer), EBITDA shall be determined by the independent certified public accountants of the Company or, if the Company has not then engaged a firm of independent certified public accountants, any nationally recognized firm of public accountants selected by the Company (the “Independent Accountant”). The Independent Accountant shall determine the EBITDA within thirty (30) days after its appointment and shall be instructed to deliver to the Company and Employee a written report of its determination of the amount of EBITDA.

The cost of the accounting services performed by the Independent Accountant shall be borne by the Company (but the cost thereof shall be considered a liability of the Company) unless the amount of the EBITDA as determined by the Independent Accountant is the same as the amount determined by the Company’s chief financial officer, in which event the entire cost of the services of the Independent Accountant shall be borne by the Employee.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

FREEDOMROADS, LLC

By:	/s/ Marcus Lemonis
Marcus Lemonis, Chairman
Addresses: 250 Parkway Drive, Ste. 160
Lincolnshire, IL 60069
Attn: Marcus Lemonis

/s/ Roger Nuttall
Roger Nuttall
Address: